Exhibit 10.3

David Saloff, Executive Vice President - Sales and Marketing
Electropharmacology, Inc.
2301 NW 33rd Court; Suite 102
Pompano Beach, Florida 33069

The following summarizes your compensation package and incentives for your employment as Executive Vice President - Sales and Marketing of Electropharmacology, Inc. (as reorganized recently), effective as of August 25, 1998. Your previous employment contract is terminated by mutual agreement. Your compensation will, as shown below, be dependent on revenues of the Gemini Biotech Division.

         1.       Annual base compensation:
         --       -------------------------

         Initial (effective September 1, 1998)                         $ 80,000
         Completion of 6 months or achieving $1MM annual revenue        100,000
         Achieving $2MM annual revenue                                  110,000

         Annual revenue will be calculated by annualizing based on prior six months' revenues.

         2.       Override on Sales revenue:
         --       --------------------------

         Starting on month 7 or achieving $1MM annualized revenue run rate: 2.5% on first $0.5MM, 3.0% on the next $1.0MM and 3.25% on amounts over $1.5MM; the override amounts will be paid on the 15th day of the month for the prior month based on the annualized rate calculated based on the revenue of said month. Once your aggregate annual compensation equals or exceeds $200,000, you and the Company agree to negotiate a new, mutually agreeable compensation arrangement.

         3.       Stock Option:
         --       -------------

         Total grant 200,000 shares, pursuant to EPi Stock Option Plan (exercise price is Epi common stock price at close of trading day on August 25, 1998; term of exercise - 10 years from date of grant) and subject to approval by the new Board of Directors:


         |> Vesting at 20% per year starting with first anniversary of the grant date over five years.
         |> Vesting will accelerate based on sales revenue growth as follows: achieving $1MM annual revenue 25%, achieving $2MM annual revenue, additional 25%, achieving $5MM annual revenue, remaining 50% (revenue excludes those through business acquisition/merger).
         |> Vesting will accelerate (at a rate to be determined by the Board of Directors) in the event the Company successfully demonstrates that PEMS facilitates cell regeneration for wound healing and based upon such demonstration, the Company pursues a product approval in the US or in a major country in Europe or in Japan
         |> Vesting will accelerate (at a rate to be determined by the Board of Directors) in the event that EPi receives warrants from ADM Tronics as set forth in the Asset Purchase Agreement

         1. One time Bonuses: Cash and/or Stock: at the discretion of the Board


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         2.       Miscellaneous:
         --       --------------

         You are entitled to all standard employee benefits, incl. disability and four weeks paid vacation per year; maximum carryover of vacation - two weeks.

         In the event that your employment is terminated without "cause" before 18 months, a severance equal to compensation for the prior six months. The severance payment is subject to your mitigation of such payment by diligently seeking other employment unless: (i) you have not been given notice of termination at least three months prior to the end of the 18-month period and
(ii) Dr. Sen is no longer serving as the Company's Chief Executive Officer at such time. All stock options vest immediately and will remain exercisable for the original term of exercise (10 years from date of grant) in the event employment is terminated (a) due to acquisition by or merger with a third party not recommended and/or approved by you or (b) without "cause".

Sincerely,

                                         Accepted and Agreed:

/s/
Arup Sen, PhD                            /s/ Richard K Kneipper
Chairman & CEO                           ---------------------------------------
                                         for HTD: Richard K Kneipper

                                         /s/ Krishna Jayaraman
                                         ---------------------------------------
                                         for Gemini: Dr. Krishna Jayaraman

                                         /s/ David Saloff
                                         ---------------------------------------
                                         David Saloff